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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Baxter International Inc. ("Baxter") of our report dated February 14, 1996, which appears on page 45 of the 1995 Annual Report to Stockholders of Baxter, which is incorporated by reference in Baxter's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 15 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois

January 27, 1997